Exhibit 99.1

Vantiv Reports Second Quarter 2017 Results

Continues Trend of Strong Execution and Double Digit Merchant Growth

CINCINNATI, August 9, 2017—Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the second quarter ended June 30, 2017. Total revenue increased 12% to $998.8 million as compared to $891.2 million in the prior year period. Net revenue increased 10% to $530.0 million as compared to $480.5 million in the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. increased 11% to $0.42 as compared to $0.38 in the prior year period. Pro forma adjusted net income per share increased 19% to $0.83 as compared to $0.70 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Vantiv, Inc. and Schedule 2 for pro forma adjusted net income per share.)

“Our scale, distribution and technology have enabled us to consistently generate strong net revenue growth,” said Charles Drucker, president and chief executive officer at Vantiv. “Our team continues to execute at the highest level, bringing our strategy of investing in high growth channels and verticals to life in a way that enhances our growth potential and increases shareholder value.”

Merchant Services

Merchant Services net revenue increased 16% to $449.1 million in the second quarter as compared to $387.8 million in the prior year period, primarily due to a 10% increase in transactions and a 5% increase in net revenue per transaction. On an organic basis, Merchant Services net revenue grew low double digits in the second quarter as compared to the prior year period. Sales and marketing expenses increased 17% to $162.6 million in the second quarter as compared to $139.1 million in the prior year period, primarily due to strong new sales growth in partner channels. (See Schedule 3 for segment information.)

Financial Institution Services

Financial Institution Services net revenue decreased 13% to $80.9 million in the second quarter as compared to $92.7 million in the prior year period. Net revenue growth was impacted by compression from the Fifth Third Bank contract renewal, lapping the contribution from EMV card reissuance and fraud related services in the prior year period, and the de-conversion of a major client. Sales and marketing expenses decreased 2% to $5.6 million in the second quarter as compared to $5.7 million in the prior year period. (See Schedule 3 for segment information.)

Operating Expenses

Other operating costs increased 7% on a GAAP basis to $78.9 million in the second quarter as compared to $73.6 million in the prior year period. When excluding transition, acquisition and integration costs of $5.0 million, Other operating costs increased 5% on a pro forma basis to $74.0 million as compared to $70.1 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

General and administrative expenses increased 3% on a GAAP basis to $50.7 million in the second quarter as compared to $49.1 million in the prior year period. When excluding transition, acquisition and integration costs of $8.3 million as well as share-based compensation of $10.9 million, General and administrative expenses decreased 2% on a pro forma basis to $31.6 million as compared to $32.3 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Adjusted EBITDA

Adjusted EBITDA increased 10% to $256.2 million in the second quarter as compared to $233.3 million in the prior year period. (See Schedule 6 for a reconciliation of GAAP net income to adjusted EBITDA.)

Depreciation and Amortization

Depreciation and amortization expense increased 20% on a GAAP basis to $78.4 million in the second quarter as compared to $65.2 million in the prior year period. Excluding intangible amortization of $54.3 million, depreciation and amortization expense increased 34% on a pro forma basis to $24.1 million as compared to $18.0 million in the prior year period. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

$1.27 Billion Share Purchase

On August 7, 2017, Vantiv entered into a transaction agreement with Fifth Third Bank pursuant to which Vantiv will purchase 19,790,000 shares of its Class A common stock directly from Fifth Third Bank at a price of $64.04 per share, which is equal to the closing share price of Vantiv’s Class A common stock on August 4, 2017. The total purchase price of approximately $1.27 billion was funded with an additional Term B Loan. In connection with the purchase, Vantiv expects to record a liability of approximately $650 million during the quarter ending September 30, 2017 under the tax receivable agreement Vantiv entered into with Fifth Third Bank at the time of its initial public offering.

Full-Year and Third Quarter Financial Outlook

For the full-year 2017, net revenue is expected to be $2,100 to $2,120 million, representing an increase of 10% to 11% above the prior year. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.31—$1.36 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.31—$3.36 for the full-year 2017. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

For the third quarter of 2017, net revenue is expected to be $544 to $554 million, representing an increase of 11% to 13% above the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41—$0.43 for the third quarter of 2017. Pro forma adjusted net income per share is expected to be $0.88—$0.90 for the third quarter of 2017. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

Earnings Conference Call and Audio Webcast

The company will host a conference call to discuss the second quarter financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (855) 442-0877, or for international callers (724) 928-9460 and referencing “U.S. Analyst Call”. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (844) 230-8058, and entering replay passcode 6801825#. The call will also be webcast live from the company’s investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV

Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company’s growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

© 2017 Vantiv, LLC. All Rights Reserved. All trademarks, service marks and trade names referenced herein are the property of their respective owners. Vantiv and other Vantiv products and services mentioned herein as well as their respective logos are registered trademarks or trademarks of Vantiv, LLC in the U.S. and other countries.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors

Nathan Rozof, CFA

Investor Relations

(866) 254-4811

(513) 900-4811

IR@vantiv.com

Media

Andrew Ciafardini

Corporate Communications

(513) 900-5308

Andrew.Ciafardini@vantiv.com

Schedule 1

Vantiv, Inc.

Consolidated Statements of Income

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
Total revenue	$998,764	$891,217	12%	$1,926,966	$1,709,840	13%
Network fees and other costs	468,733	410,736	14%	926,825	798,149	16%

Net revenue(1)	530,031	480,481	10%	1,000,141	911,691	10%
Sales and marketing	168,263	144,844	16%	323,303	280,482	15%
Other operating costs	78,941	73,599	7%	154,865	147,302	5%
General and administrative	50,727	49,120	3%	140,025	93,104	50%
Depreciation and amortization	78,378	65,234	20%	154,464	133,464	16%

Income from operations	153,722	147,684	4%	227,484	257,339	(12)%
Interest expense—net	(29,750)	(26,118)	14%	(58,920)	(53,847)	9%
Non-operating expenses(2)	(3,411)	(4,664)	(27)%	(7,535)	(10,316)	(27)%

Income before applicable income taxes	120,561	116,902	3%	161,029	193,176	(17)%
Income tax expense(3)	33,707	38,441	(12)%	38,874	62,267	(38)%

Net income	86,854	78,461	11%	122,155	130,909	(7)%
Less: Net income attributable to non-controlling interests	(18,077)	(19,134)	(6)%	(24,493)	(31,844)	(23)%

Net income attributable to Vantiv, Inc.	$68,777	$59,327	16%	$97,662	$99,065	(1)%

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.43	$0.38	13%	$0.61	$0.64	(5)%
Diluted(4)	$0.42	$0.38	11%	$0.60	$0.63	(5)%
Shares used in computing net income per share of Class A common stock:
Basic	161,266,692	155,670,267		161,072,513	155,533,813
Diluted	162,510,616	197,258,209		162,483,315	197,018,018
Non Financial Data:
Transactions (in millions)	6,587	6,183	7%	12,862	12,003	7%

(1)	Net revenue is revenue, less network fees and other costs which primarily consist of pass through expenses incurred by us in connection with providing processing services to our clients, including Visa and Mastercard network association fees, payment network fees, third party processing expenses, telecommunication charges, postage and card production costs.
(2)	Non-operating expenses for the three and six months ended June 30, 2017 and 2016 primarily relate to the change in fair value of a tax receivable agreement (“TRA”) entered into as part of the acquisition of Mercury.
(3)	Includes a credit of approximately $5.5 million and $14.1 million for the three and six months ended June 30, 2017, respectively, relating to excess tax benefits as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense.
(4)	Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three and six months ended June 30, 2017, approximately 35.0 million weighted-average Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Vantiv Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three and six months ended June 30, 2017. The components of the diluted net income per share calculation are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Income before applicable income taxes	$—	$116,902	$—	$193,176
Taxes	—	42,085	—	69,543

Net income	$68,777	$74,817	$97,662	$123,633
Diluted shares	162,510,616	197,258,209	162,483,315	197,018,018
Diluted EPS	$0.42	$0.38	$0.60	$0.63

Schedule 2

Vantiv, Inc.

Pro Forma Adjusted Net Income

(Unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
	(in thousands)			(in thousands)
Income before applicable income taxes	$120,561	$116,902	3%	$161,029	$193,176	(17)%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)	13,236	12,408	7%	62,770	19,571	221%
Share-based compensation(2)	10,881	7,940	37%	21,461	16,292	32%
Intangible amortization(3)	54,294	47,242	15%	106,200	94,907	12%
Non-operating expenses(4)	3,411	4,664	(27)%	7,535	10,316	(27)%

Non-GAAP Adjusted Income Before Applicable Taxes	202,383	189,156	7%	358,995	334,262	7%
Less: Pro Forma Adjustments
Income tax expense(5)	68,810	68,096	1%	122,058	120,334	1%
Tax adjustments(6)	(31,579)	(18,070)	75%	(63,157)	(36,140)	75%

Total pro forma tax expense	37,231	50,026	(26)%	58,901	84,194	(30)%
Pro forma tax rate	18%	26%		16%	25%
Other(7)	428	692	(38)%	684	1,227	(44)%

Pro forma adjusted net income	$164,724	$138,438	19%	$299,410	$248,841	20%

Pro forma adjusted net income per share	$0.83	$0.70	19%	$1.52	$1.26	21%
Adjusted shares outstanding	197,553,442	197,258,209		197,526,141	197,018,018

Non-GAAP and Pro Forma Financial Measures

This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:

(1)	Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Transition, acquisition and integration costs for the three months ended June 30, 2017 and 2016 include $4,976 and $3,487 in Other operating costs, respectively and $8,260 and $8,921 in General and administrative (“G&A”), respectively. Transition, acquisition and integration costs for the six months ended June 30, 2017 and 2016 include $8,239 and $5,975 in Other operating costs, respectively and $54,531 and $13,596 in General and administrative (“G&A”), respectively. Included in Transition, acquisition and integration costs in the six months ended June 30, 2017 is a $38 million charge to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.
(2)	Share-based compensation is recorded in G&A.
(3)	Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(4)	Non-operating expenses for the three and six months ended June 30, 2017 and 2016 primarily relate to the change in the fair value of a TRA entered into as part of the acquisition of Mercury.
(5)	Represents adjusted income tax expense to reflect an effective tax rate of 34.0% for 2017 and 36.0% for 2016, respectively, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The 2017 effective tax rate includes the impact of the excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits to be recorded in income tax expense. The effective tax rate is expected to remain at 34.0% for the remainder of 2017.

(6)	Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(7)	Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.

Schedule 3

Vantiv, Inc.

Segment Information

(Unaudited)

(in thousands)

Merchant Services

	Three Months Ended June 30,
	2017	2016	% Change
Total revenue	$886,675	$762,593	16%
Network fees and other costs	437,532	374,820	17%

Net revenue	449,143	387,773	16%
Sales and marketing	162,647	139,108	17%

Segment profit	$286,496	$248,665	15%

Non-financial data:
Transactions (in millions)	5,673	5,156	10%
Net revenue per transaction	$0.0792	$0.0752	5%

	Six Months Ended June 30,
	2017	2016	% Change
Total revenue	$1,698,711	$1,457,173	17%
Network fees and other costs	863,676	728,154	19%

Net revenue	835,035	729,019	15%
Sales and marketing	311,606	268,444	16%

Segment profit	$523,429	$460,575	14%

Non-financial data:
Transactions (in millions)	11,014	10,003	10%
Net revenue per transaction	$0.0758	$0.0729	4%

Financial Institution Services

	Three Months Ended June 30,
	2017	2016	% Change
Total revenue	$112,089	$128,624	(13)%
Network fees and other costs	31,201	35,916	(13)%

Net revenue	80,888	92,708	(13)%
Sales and marketing	5,616	5,736	(2)%

Segment profit	$75,272	$86,972	(13)%

Non-financial data:
Transactions (in millions)	914	1,027	(11)%
Net revenue per transaction	$0.0885	$0.0903	(2)%

	Six Months Ended June 30,
	2017	2016	% Change
Total revenue	$228,255	$252,667	(10)%
Network fees and other costs	63,149	69,995	(10)%

Net revenue	165,106	182,672	(10)%
Sales and marketing	11,697	12,038	(3)%

Segment profit	$153,409	$170,634	(10)%

Non-financial data:
Transactions (in millions)	1,848	2,000	(8)%
Net revenue per transaction	$0.0893	$0.0913	(2)%

Schedule 4

Vantiv, Inc.

Condensed Consolidated Statements of Financial Position

(Unaudited)

(in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$119,916	$139,148
Accounts receivable—net	880,289	940,052
Related party receivable	1,830	1,751
Settlement assets	144,964	152,490
Prepaid expenses	54,925	39,229
Other	38,059	15,188

Total current assets	1,239,983	1,287,858
Customer incentives	65,426	67,288
Property, equipment and software—net	465,846	348,553
Intangible assets—net	762,520	787,820
Goodwill	4,163,798	3,738,589
Deferred taxes	721,187	771,139
Other assets	26,099	42,760

Total assets	$7,444,859	$7,044,007

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$499,550	$471,979
Related party payable	3,375	3,623
Settlement obligations	834,686	801,381
Current portion of note payable	131,119	131,119
Current portion of tax receivable agreement obligations to related parties	242,143	191,014
Current portion of tax receivable agreement obligations	54,258	60,400
Deferred income	18,731	7,907
Current maturities of capital lease obligations	8,672	7,870
Other	6,961	13,719

Total current liabilities	1,799,495	1,689,012
Long-term liabilities:
Note payable	3,384,351	3,089,603
Tax receivable agreement obligations to related parties	288,030	451,318
Tax receivable agreement obligations	39,895	86,640
Capital lease obligations	8,863	13,223
Deferred taxes	94,615	62,148
Other	49,107	44,774

Total long-term liabilities	3,864,861	3,747,706
Total liabilities	5,664,356	5,436,718
Commitments and contingencies
Equity:
Total equity(1)	1,780,503	1,607,289

Total liabilities and equity	$7,444,859	$7,044,007

(1)	Includes equity attributable to non-controlling interests.

Schedule 5

Vantiv, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities:
Net income	$122,155	$130,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	154,464	133,464
Amortization of customer incentives	12,975	12,581
Amortization of debt issuance costs	2,308	3,237
Share-based compensation expense	21,461	16,292
Deferred taxes	40,500	32,400
Excess tax benefit from share-based compensation	—	(8,067)
Tax receivable agreements non-cash items	7,553	10,252
Other	1,284	382
Change in operating assets and liabilities:
Accounts receivable and related party receivable	65,591	(41,879)
Net settlement assets and obligations	40,831	(31,082)
Customer incentives	(13,585)	(23,343)
Prepaid and other assets	(33,989)	(1,695)
Accounts payable and accrued expenses	28,773	17,867
Payable to related party	(248)	(1,304)
Other liabilities	(15,155)	(1,528)

Net cash provided by operating activities	434,918	248,486

Investing Activities:
Purchases of property and equipment	(58,901)	(62,883)
Acquisition of customer portfolios and related assets and other	(19,570)	(883)
Purchase of derivative instruments	—	(21,523)
Cash used in acquisitions, net of cash acquired	(531,534)	—

Net cash used in investing activities	(610,005)	(85,289)

Financing Activities:
Borrowings on revolving credit facility	3,051,000	855,000
Repayment of revolving credit facility	(2,693,000)	(855,000)
Repayment of debt and capital lease obligations	(70,228)	(69,521)
Payment of debt issuance costs	(1,098)	—
Proceeds from issuance of Class A common stock under employee stock plans	10,096	8,538
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(5,691)	(5,784)
Settlement of certain tax receivable agreements	(68,804)	(41,163)
Payments under tax receivable agreements	(55,695)	(53,474)
Excess tax benefit from share-based compensation	—	8,067
Distributions to non-controlling interests	(10,725)	(4,220)
Other	—	(12)

Net cash provided by (used in) financing activities	155,855	(157,569)

Net (decrease) increase in cash and cash equivalents	(19,232)	5,628
Cash and cash equivalents—Beginning of period	139,148	197,096

Cash and cash equivalents—End of period	$119,916	$202,724

Cash Payments:
Interest	$56,587	$50,814
Taxes	20,995	13,443

Schedule 6

Vantiv, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(in thousands)

	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
Net income	$86,854	$78,461	11%	$122,155	$130,909	(7)%
Income tax expense	33,707	38,441	(12)%	38,874	62,267	(38)%
Non-operating expenses(1)	3,411	4,664	(27)%	7,535	10,316	(27)%
Interest expense—net	29,750	26,118	14%	58,920	53,847	9%
Share-based compensation	10,881	7,940	37%	21,461	16,292	32%
Transition, acquisition and integration costs(2)	13,236	12,408	7%	62,770	19,571	221%
Depreciation and amortization	78,378	65,234	20%	154,464	133,464	16%

Adjusted EBITDA	$256,217	$233,266	10%	$466,179	$426,666	9%

Non-GAAP Financial Measures

This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)	Non-operating expenses for the three and six months ended June 30, 2017 and 2016 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(2)	Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Included in Transition, acquisition and integration costs in the six months ended June 30, 2017 is a $38 million charge related to a settlement agreement stemming from legacy litigation of an acquired company.

Schedule 7

Vantiv, Inc.

Outlook Summary

(Unaudited)

	Third Quarter Financial Outlook			Full Year Financial Outlook
	Three Months Ended September 30,			Year Ended December 31,
	2017 Outlook	2016 Actual	% Change	2017 Outlook	2016 Actual	% Change
GAAP net income per share attributable to Vantiv, Inc.	$0.41 - $0.43	$0.41	0% - 5%	$1.31 - $1.36	$1.32	(1%) - 3%
Adjustments to reconcile GAAP to non-GAAP pro forma adjusted net income per share(1)	$0.47	$0.30	57%	$2.00	$1.41	42%

Pro forma adjusted net income per share	$0.88 - $0.90	$0.71	24% -27%	$3.31 - $3.36	$2.73	21% - 23%

Non-GAAP and Pro Forma Financial Measures

This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1)	Represents adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities, the full year 2017 financial outlook includes a $38 million charge recorded in March 2017 related to a settlement agreement stemming from legacy litigation of an acquired company; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expense primarily associated with the change in fair value of a TRA entered into as part of the acquisition of Mercury; (e) non-controlling interest; (f) adjustments to income tax expense to reflect an effective tax rate of 34.0% for the three months ended September 30, 2017 and year ended December 31, 2017, which includes the impact of excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense and 36.0% for the three months ended September 30, 2016 and year ended December 31, 2016, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.